Exhibit 3

SCHEDULE A

Directors and Executive Officers of the Reporting Persons

The following table sets forth certain information with respect to the directors and executive officers of the Reporting Persons. Unless otherwise specified below, the business address and address of the organization of principal occupation or employment of each director and executive officer of the Reporting Persons is 217 Queen Street West, Suite 401, Toronto, Ontario M5V 0R2. Jason Atkinson has sole dispositive power and sole voting power over 171,000 shares including 68,000 shares issuable upon the exercise of outstanding warrants.

IsoEnergy Ltd.

Name	Primary Occupation	Citizenship
Richard Patricio (Director and Chairman)	President and Chief Executive Officer Mega Uranium Ltd. 217 Queen Street West, Suite 401 Toronto, Ontario M5V 0R2	Canada
Philip Williams (Director and Chief Executive Officer)	Director and Chief Executive Officer IsoEnergy	Canada
Leigh Curyer (Director)	President and Chief Executive Officer NexGen Energy Ltd. 3150-1021 West Hastings Street Vancouver, British Columbia V6E 0C3	Canada Australia
Chris McFadden (Director)	Director IsoEnergy	Australia
Peter Netupsky (Director)	Vice President, Corporate Development Agnico Eagle Mines Limited 145 King Street East, Suite 400 Toronto, Ontario M5C 2Y7	Canada
Mark Raguz (Director)	Vice President, Corporate Development Altius Minerals Corporation 38 Duffy Place, 2nd Floor St. John’s, Newfoundland and Labrador A1B 4M5	Canada
Graham du Preez (Chief Financial Officer)	Chief Financial Officer IsoEnergy	Canada South Africa
Marty Tunney (Chief Operating Officer)	Chief Operating Officer IsoEnergy	Canada
Jason Atkinson (Vice President, Corporate Development)	Vice President, Corporate Development IsoEnergy	Canada
Dr. Dan Brisbin (Vice President, Exploration)	Vice President, Exploration IsoEnergy	Canada
Misty Urbatsch (Vice President, Strategy and Commercial)	Vice President, Strategy and Commercial IsoEnergy	Canada USA

Consolidated Uranium Inc.

Name	Primary Occupation	Citizenship
Philip Williams (Director and Chief Executive Officer)	Director and Chief Executive Officer IsoEnergy	Canada
Graham du Preez (Chief Financial Officer)	Chief Financial Officer IsoEnergy	Canada South Africa